Exhibit 23.1

CONSENT OF KMPG

Independent Auditors’ Consent

To the Shareholders and Board of Directors

International Assets Holding Corporation:

We consent to the incorporation by reference in registration statement (No. 333-108332) on Form S-8 of International Assts Holding Corporation our report dated November 5, 2003, relating to the consolidated balance sheets of International Assts Holding Corporation and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years then ended, which report appears in the September 30, 2003, annual report on Form 10-KSB of International Assets Holding Corporation.

KPMG LLP

Tampa, Florida

December 24, 2003